EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2019 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510 kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 18, 2019) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported increased quarterly earnings and continued solid financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.26 per common share, payable on November 15, 2019, to shareholders of record on November 1, 2019. Select highlights for the third quarter include:

•	Net income of $2.2 million

•	Net interest margin of 4.01%

•	ALLL of 0.77% of total loans

•	EPS of $0.65 per common share

Brandon Lorey, President and CEO, stated “Not only am I proud to announce that the Company delivered a continued solid performance for the third quarter of 2019, but also that the Bank of Clarke County has again been named the best Financial Institution, Financial Planning, and Customer Service winner by the Winchester Star. Despite continued market pressure on loan pricing, the Bank remains committed to protecting its net interest margin while showing year to date loan growth above 5.0% with pristine asset quality. We remain dedicated to growing the balance sheet with high quality, new client relationships and increasing net interest and non-interest income levels. Furthermore, I am pleased to announce that the Company has again increased its shareholders’ dividend for the upcoming quarter, showing our commitment to sharing the positive results of a sound and competitive banking institution with our stockholders.”

Income Statement Review

Net income was $2.2 million for the third quarter of 2019, up $371,000 from the same period one year ago and up $105,000 from the previous quarter ended June 30, 2019. These increases were driven by increased loan interest income and increased other service charges and fees.

Net interest income increased $263,000 to $8.0 million for the quarter ended September 30, 2019 when compared to the quarter ended June 30, 2019. Net interest income increased $526,000 from the $7.4 million for the quarter ended September 30, 2018. These increases resulted mostly from the increases in loan income generated by both increased volume and yield.

Total loan interest income was $8.0 million for the quarter ended September 30, 2019 and $7.7 million for the quarter ended June 30, 2019. Total loan interest income increased $930,000 from $7.1 million for the quarter ended September 30, 2018. These increases resulted from both increased loan volume and loan yield.

Average loans for the quarter ended September 30, 2019 were $637.3 million compared to $626.6 million for the quarter ended June 30, 2019. Total average accruing loans were $634.5 million for the three months ended September 30, 2019 and $622.6 million for the quarter ended June 30, 2019. For the third quarter of 2018, total average loans were $588.9 million and average accruing loans were $587.8 million. The tax equivalent yield on average loans for the quarter ended September 30, 2019 was 5.01%, up seven basis points from 4.94% for the quarter ended June 30, 2019 and up 21 basis points from 4.80% for the same quarter in 2018. Interest income from the investment portfolio was $971,000 for the quarter ended September 30, 2019 and $1.0 million for the quarter ended June 30, 2019. Average investments were $141.9 million for the quarter ended September 30, 2019 and $143.3 million for the quarter ended June 30, 2019. Interest income from the investment portfolio was $980,000 while average investments were $140.0 million for the quarter ended September 30, 2018. The tax equivalent yield on average investments for the quarter ended September 30, 2019 was 2.87%, down 10 basis points from 2.97% for the quarter ended June 30, 2019 and down 11 basis points from 2.98% for the same quarter in 2018.

Total interest expense was $1.1 million for the three months ended September 30 and June 30, 2019. The average cost of interest-bearing liabilities increased two basis points when comparing the quarter ended September 30, 2019 to the quarter ended June 30, 2019. The average balance of interest-bearing liabilities increased $12.6 million from the quarter ended June 30, 2019. The net interest margin was 4.01% for the quarter ended September 30, 2019 and 4.02% for the quarter ended June 30, 2019. For the quarter ended September 30, 2018, total interest expense was $705,000 and the net interest margin was 4.04%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income increased $341,000 to $2.2 million for the three months ended September 30, 2019 when compared to the $1.9 million for the quarter ended June 30, 2019. Noninterest income increased $415,000 when comparing the quarter ended September 30, 2019 to the same period in 2018. These increases are mostly attributed to increases in other service charges and fees. Specifically, fees related to safe deposit box rentals, ATM fees, service release premiums and commissions from sales of non-deposit investments.

Noninterest expense was $7.4 million for the quarter ended September 30, 2019. This represents an increase of $587,000 or 8.60% from $6.8 million for the quarter ended June 30, 2019. The increases in salaries and employee benefits and loss on the sale of other real estate owned contribute to the majority of this $587,000. The September 30, 2019 quarter’s increase in salaries and employee benefits expense of $246,000 resulted mostly from the expenses incurred for the hiring and relocation of the Company’s new CEO. In July 2019, the Company appointed Brandon C. Lorey to succeed John R. Milleson as President and CEO. On October 4, 2019, the Company agreed to sell a commercial property that it held as other real estate owned at an approximated loss of $377,000. The property, located in Front Royal, VA, was foreclosed upon in August 2019 and had an estimated value of $880,000.

Noninterest expense increased $101,000 or 1.38% from the quarter ended September 30, 2019 when compared to $7.3 million for the quartered ended September 30, 2018. This $101,000 increase results mostly from the expenses incurred for the hiring and relocation of the Company’s new CEO.

Income tax expense increased $51,000 when comparing the quarter ended September 30, 2019 to the quarter ended June 30, 2019. Income tax expense increased $492,000 when comparing the quarter ended September 30, 2019 to the same period in 2018. During the third quarter of 2018, the Company recognized a $316,000 estimated tax credit related to its investment in a qualified affordable housing project. For additional details regarding the Company’s qualified affordable housing project investments, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $4.4 million or 0.53% of total assets at June 30, 2019 to $2.6 million or 0.30% of total assets at September 30, 2019. This decrease was driven by the $2.3 million decrease in non-accrual loans. During the third quarter of 2019, three non-accrual loans, totaling $1.1 million had been charged off while an additional two non-accrual loans, totaling $1.4 million, were paid. There were six loans, totaling $431,000, that were placed on non-accrual status during the quarter ended September 30, 2019. Other changes to non-accrual loan balances resulted from loan payments. Most of the non-accrual loans at September 30, 2019 are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. Other real estate owned was $442,000 at September 30, 2019 and $2.0 million at September 30, 2018. The Company held no other real estate owned at June 30, 2019. On August 23, 2019, the Bank took ownership of two pieces of property: one is a residential property located in Berryville, VA and the other is commercial restaurant property located in Front Royal, VA. After consideration of estimated selling costs, the properties were recorded as other real estate owned with individual balances of $183,00 and $827,000, respectively. On October 4, 2019, the Company accepted a purchase offer on the commercial property of $275,000. In order to recognize the estimated loss of $377,000 at September 30, 2019, a $568,000 valuation allowance was recorded. Loans greater than 90 days past due and still accruing totaled $61,000 and $68,000 at September 30 and June 30, 2019, respectively. At September 30, 2018, there were no loans that were greater than 90 days past due and still accruing. Nonperforming assets were $3.2 million or 0.40% of total assets at September 30, 2018.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At September 30, 2019, the Company had 19 troubled debt restructurings totaling $3.1 million and all but five loans, totaling $549,000, are performing loans.

The Company realized $261,000 in net charge-offs for the quarter ended September 30, 2019 and $906,000 in net charge-offs for the quarter ended June 30, 2019. Net recoveries for the quarter ended September 30, 2018 were $25,000.

The Company recorded a provision for loan losses of $117,000 and $256,000 for the quarters ended September 30 and June 30, 2019, respectively. A provision for loan losses of $140,000 was recorded for the quarter ended September 30, 2018. The allowance for loan losses was $4.9 million, or 0.77% of total outstanding loans, at September 30, 2019. At June 30, 2019, the allowance for loan losses was $5.0 million or 0.79% of total outstanding loans. The allowance for loan losses was $4.7 million or 0.79% of total outstanding loans at September 30, 2018. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2019 were $851.4 million, which represented an increase of $17.9 million or 2.15% from total assets of $833.5 million at June 30, 2019. Most of this increase is reflected in cash and due from banks. Cash and due from banks was positively impacted from the quarter’s $4.5 million in deposit growth as well as the proceeds from the $10.0 million Federal Home Loan Bank advance. At September 30, 2018, total consolidated assets were $786.1 million. Total loans were relatively flat when comparing September 30, 2019 to June 30, 2019. At September 30, 2019, total loans increased $39.8 million to $638.3 million from $598.5 million at September 30, 2018.

Deposits and Other Borrowings

Total deposits increased $4.5 million to $735.4 million at September 30, 2019 from $730.9 million at June 30, 2019. At September 30, 2018, total deposits were $693.3 million.

Federal Home Loan Bank advances totaled $10.0 million at September 30, 2019, an increase of $10.0 million from June 30, 2019 and September 30, 2018. On August 12, 2019, the Company borrowed $10.0 million from the Federal Home Loan Bank of Atlanta. The borrowing is a convertible advance with a three-month call date and a 10-year maturity date.

Equity

Shareholders’ equity at September 30, 2019 was $94.6 million, reflecting an increase of $1.9 million from $92.7 million at June 30, 2019. At September 30, 2018 shareholders’ equity was $84.8 million. The book value of the Company at September 30, 2019 was $27.73 per common share. Total common shares outstanding were 3,439,980 at September 30, 2019. On October 16, 2019, the board of directors declared a $0.26 per common share cash dividend for shareholders of record as of November 1, 2019, and payable on November 15, 2019.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q19	2Q19	1Q19	4Q18	3Q18
Net Income (dollars in thousands)	$2,231	$2,126	$2,572	$2,081	$1,860
Earnings per share, basic	$0.65	$0.62	$0.74	$0.60	$0.54
Earnings per share, diluted	$0.65	$0.62	$0.74	$0.60	$0.54
Return on average total assets	1.05%	1.04%	1.31%	1.05%	0.94%
Return on average total equity	9.44%	9.37%	11.74%	9.65%	8.68%
Dividend payout ratio	38.46%	40.32%	33.78%	40.00%	44.44%
Fee revenue as a percent of total revenue	21.05%	19.33%	17.30%	17.52%	19.39%
Net interest margin(1)	4.01%	4.02%	4.14%	4.05%	4.04%
Yield on average earning assets	4.58%	4.57%	4.67%	4.48%	4.42%
Yield on average interest-bearing liabilities	0.94%	0.92%	0.87%	0.73%	0.64%
Net interest spread					3.78%
Tax equivalent adjustment to net interest income (dollars in thousands)	$82	$88	$93	$98	$99
Non-interest income to average assets	1.05%	0.92%	0.94%	0.81%	0.91%
Non-interest expense to average assets	3.50%	3.34%	3.17%	3.06%	3.70%
Efficiency ratio(2)	72.28%	70.68%	65.18%	66.05%	78.36%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q19	2Q19	1Q19	4Q18	3Q18
BALANCE SHEET RATIOS
Loans to deposits	86.79%	87.45%	87.53%	86.31%	86.32%
Average interest-earning assets to average-interest bearing liabilities	166.55%	167.00%	167.37%	168.35%	168.16%
PER SHARE DATA
Dividends	$0.25	$0.25	$0.25	$0.24	$0.24
Book value	27.73	27.22	26.50	25.58	24.58
Tangible book value	27.73	27.22	26.50	25.58	24.58
SHARE PRICE DATA
Closing price	$29.52	$31.00	$30.55	$30.99	$37.30
Diluted earnings multiple(1)	11.35	12.50	10.32	12.91	17.27
Book value multiple(2)	1.06	1.14	1.15	1.21	1.52
COMMON STOCK DATA
Outstanding shares at end of period	3,439,980	3,431,516	3,459,549	3,445,914	3,473,833
Weighted average shares outstanding	3,436,660	3,425,305	3,458,213	3,469,048	3,474,246
Weighted average shares outstanding, diluted	3,436,660	3,425,305	3,458,213	3,469,048	3,474,246
CAPITAL RATIOS
Total equity to total assets	11.11%	11.13%	11.28%	10.96%	10.79%
CREDIT QUALITY
Net charge-offs to average loans	0.16%	0.57%	-0.02%	-0.14%	-0.02%
Total non-performing loans to total loans	0.33%	0.70%	0.53%	0.46%	0.19%
Total non-performing assets to total assets	0.30%	0.53%	0.42%	0.37%	0.40%
Non-accrual loans to:
total loans	0.32%	0.69%	0.53%	0.35%	0.19%
total assets	0.24%	0.53%	0.40%	0.26%	0.15%
Allowance for loan losses to:
total loans	0.77%	0.79%	0.92%	0.90%	0.79%
non-performing assets	190.98%	113.22%	168.39%	186.91%	148.30%
non-accrual loans	237.66%	114.98%	173.85%	257.60%	411.62%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$61	$68	$—	$695	$—
Non-accrual loans	2,058	4,379	3,270	2,118	1,145
Other real estate owned and repossessed assets	442	—	106	106	2,033
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$311	$960	$10	$50	$18
(Recoveries)	(50)	(54)	(45)	(264)	(43)
Net charge-offs (recoveries)	261	906	(35)	(214)	(25)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$117	$256	$194	$529	$140
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,035	$5,685	$5,456	$4,713	$4,548
Provision	117	256	194	529	140
Net charge-offs (recoveries)	261	906	(35)	(214)	(25)
Balance at the end of period	$4,891	$5,035	$5,685	$5,456	$4,713

(1)

The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Audited	Unaudited
	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Assets
Cash and due from banks	$38,916	$18,133	$12,214	$18,353	$13,176
Federal funds sold	240	228	—	—	—
Securities available for sale, at fair value	139,351	142,864	145,145	145,468	141,566
Loans, net of allowance for loan losses	633,389	634,161	613,523	601,371	593,754
Bank premises and equipment, net	19,363	19,152	19,209	19,083	19,504
Other assets	20,160	18,966	18,626	15,342	18,074

Total assets	$851,419	$833,504	$808,717	$799,617	$786,074

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$265,483	$253,751	$255,567	$251,184	$256,738
Savings and interest-bearing demand deposits	348,436	356,301	336,109	336,778	327,612
Time deposits	121,481	120,872	115,763	115,142	108,987

Total deposits	$735,400	$730,924	$707,439	$703,104	$693,337
Federal funds purchased and securities sold under agreements to repurchase	—	—	355	1,871	1,158
Federal Home Loan Bank advances	10,000	—	—	—	—
Other liabilities	11,390	9,838	9,739	7,043	6,749
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$756,790	$740,762	$717,533	$712,018	$701,244

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,532	8,519	8,603	8,573	8,629
Surplus	11,472	11,183	12,116	11,992	12,680
Retained earnings	72,970	71,599	70,328	68,587	67,340
Accumulated other comprehensive income	1,655	1,441	137	(1,553)	(3,819)

Total shareholders’ equity	$94,629	$92,742	$91,184	$87,599	$84,830

Total liabilities and shareholders’ equity	$851,419	$833,504	$808,717	$799,617	$786,074

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Interest and Dividend Income
Interest and fees on loans	$8,022	$7,690	$7,518	$7,257	$7,092
Interest on federal funds sold	1	1	—	—	1
Interest and dividends on securities available for sale:
Taxable interest income	750	760	785	767	701
Interest income exempt from federal income taxes	205	227	242	259	263
Dividends	16	16	16	16	16
Interest on deposits in banks	90	55	31	24	58

Total interest and dividend income	$9,084	$8,749	$8,592	$8,323	$8,131

Interest Expense
Interest on deposits	$1,123	$1,055	$944	$796	$704
Interest on federal funds purchased and securities sold under agreements to repurchase	—	5	23	15	1
Interest on Federal Home Loan Bank advances	9	—	—	—	—

Total interest expense	$1,132	$1,060	$967	$811	$705

Net interest income	$7,952	$7,689	$7,625	$7,512	$7,426
Provision For Loan Losses	117	256	194	529	140

Net interest income after provision for loan losses	$7,835	$7,433	$7,431	$6,983	$7,286

Noninterest Income
Income from fiduciary activities	$369	$376	$282	$301	$316
Service charges on deposit accounts	306	282	285	305	302
Other service charges and fees	1,466	1,191	1,071	992	1,172
Gain on the sale of bank premises and equipment	16	—	120	—	—
Gain (Loss) on sales of AFS securities	(4)	—	(3)	—	6
Officer insurance income	(22)	—	—	(19)	(20)
Other operating income	88	29	89	30	28

Total noninterest income	$2,219	$1,878	$1,844	$1,609	$1,804

Noninterest Expenses
Salaries and employee benefits	$4,120	$3,874	$3,542	$3,486	$3,666
Occupancy expenses	386	401	428	368	374
Equipment expenses	206	217	202	229	233
Advertising and marketing expenses	190	249	218	166	209
Stationery and supplies	49	37	29	49	42
ATM network fees	265	331	230	268	192
Other real estate owned expenses	51	—	—	15	24
(Gain) loss on foreclosure and sale of other real estate	376	70	—	—	987
FDIC assessment	35	53	53	56	56
Computer software expense	114	110	110	110	114
Bank franchise tax	173	164	146	152	152
Professional fees	206	237	385	218	260
Data processing fees	363	303	240	281	270
Other operating expenses	877	778	648	691	731

Total noninterest expenses	$7,411	$6,824	$6,231	$6,089	$7,310

Income before income taxes	2,643	2,487	3,044	$2,503	1,780
Income Tax Expense	412	361	472	422	(80)

Net income	$2,231	$2,126	$2,572	$2,081	$1,860

Earnings Per Share
Net income per common share, basic	$0.65	$0.62	$0.74	$0.60	$0.54

Net income per common share, diluted	$0.65	$0.62	$0.74	$0.60	$0.54

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
Assets:	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Securities:
Taxable	$112,368	$3,039	2.70%	$110,498	$3,114	2.82%	$101,045	$2,846	2.82%
Tax-Exempt (1)	29,489	1,028	3.49%	32,841	1,150	3.50%	38,935	1,320	3.39%

Total Securities	$141,857	$4,068	2.87%	$143,339	$4,264	2.97%	$139,980	$4,166	2.98%
Loans:
Taxable	$622,738	$31,406	5.04%	$610,621	$30,418	4.98%	$575,231	$27,698	4.82%
Nonaccrual	2,767	—	0.00%	3,949	—	0.00%	1,135	—	0.00%
Tax-Exempt (1)	11,757	527	4.48%	12,020	541	4.50%	12,531	556	4.44%

Total Loans	$637,262	$31,933	5.01%	$626,590	$30,959	4.94%	$588,897	$28,254	4.80%
Federal funds sold	248	5	2.01%	206	5	2.27%	173	3	2.01%
Interest-bearing deposits in other banks	17,725	359	2.03%	9,232	221	2.39%	11,440	229	2.00%

Total earning assets	$794,325	$36,365	4.58%	$775,418	$35,448	4.57%	$739,355	$32,652	4.42%
Allowance for loan losses	(5,092)			(5,773)			(4,629)
Total non-earning assets	49,838			50,957			48,952

Total assets	$839,071			$820,602			$783,678

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$88,400	$436	0.49%	$88,052	$480	0.55%	$93,694	$339	0.36%
Money market accounts	156,715	1,635	1.04%	152,063	1,517	1.00%	133,045	953	0.72%
Savings accounts	104,785	211	0.20%	105,330	212	0.20%	104,772	183	0.17%
Time deposits:
$100,000 and more	60,146	891	1.48%	55,959	1,178	2.10%	71,282	759	1.06%
Less than $100,000	61,289	1,283	2.09%	62,112	846	1.36%	36,760	561	1.53%

Total interest-bearing deposits	$471,335	$4,456	0.95%	$463,516	$4,233	0.91%	$439,553	$2,795	0.64%
Federal funds purchased and securities sold under agreements to repurchase	48	1	2.60%	812	22	2.67%	122	2	1.61%
Federal Home Loan Bank advances	5,538	34	0.62%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	$476,921	$4,492	0.94%	$464,328	$4,255	0.92%	$439,675	$2,797	0.64%

Noninterest-bearing liabilities:
Demand deposits	257,664			255,521			250,068
Other Liabilities	10,697			9,715			8,877

Total liabilities	$745,282			$729,564			$698,620
Shareholders’ equity	93,789			91,038			85,058

Total liabilities and shareholders’ equity	$839,071			$820,602			$783,678

Net interest income		$31,874			$31,193			$29,855

Net interest spread			3.64%			3.66%			3.78%
Interest expense as a percent of average earning assets			0.57%			0.55%			0.38%
Net interest margin			4.01%			4.02%			4.04%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
GAAP Financial Measurements:
Interest Income - Loans	$8,022	$7,690	$7,518	$7,257	$7,092
Interest Income - Securities and Other Interest-Earnings Assets	1,062	1,059	1,075	1066	1,039
Interest Expense - Deposits	1,123	1,055	944	797	704
Interest Expense - Other Borrowings	9	5	25	14	1

Total Net Interest Income	$7,952	$7,689	$7,624	$7,512	$7,426
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$28	$28	$29	$29
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	54	60	64	69	70

Total Tax Benefit on Tax-Exempt Interest Income	82	88	92	98	$99

Tax-Equivalent Net Interest Income	$8,034	$7,777	$7,716	$7,610	$7,525